            [LOGO OF STANDARD COMMERCIAL CORPORATION APPEARS HERE]

                        STANDARD COMMERCIAL CORPORATION
                               2201 Miller Road
                         Wilson, North Carolina 27893

                   ----------------------------------------

                   Notice of Annual Meeting of Shareholders
                           To Be Held August 8, 2000


Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Standard Commercial Corporation to be held at Hardy Alumni Hall on the campus of Barton College in Wilson, North Carolina, on Tuesday, August 8, 2000 at 12 noon to:

          (a)  elect four directors;

          (b) amend the Performance Improvement Compensation Plan to increase the number of shares available for issuance thereunder from 682,850 to 1,432,850;

          (c) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001; and

          (d) transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on June 14, 2000 will be entitled to vote at the meeting.


                                                  Sincerely,

                                                  /s/ Robert E. Harrison

                                                  Robert E. Harrison
                                                  President

June 26, 2000

     You are invited to a luncheon immediately following the meeting. If you plan to attend, please complete and return the enclosed card directly to the Company or telephone Carol Whitehead at 252-291-5507 Extension 259. If you need directions to Barton College please contact Mrs. Whitehead.

PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING AND RETURNING YOUR PROXY IN THE
                               ENVELOPE PROVIDED

                        STANDARD COMMERCIAL CORPORATION

                           -------------------------

                                Proxy Statement
                        Annual Meeting of Shareholders
                                August 8, 2000
                           -------------------------

     The accompanying proxy is solicited by the Board of Directors. A shareholder giving a proxy may revoke it at any time before it is exercised. Shareholders of record at the close of business on June 14, 2000 will be entitled to vote at the meeting or any adjournments thereof. It is expected that proxy material will be mailed to shareholders on or about June 26, 2000.

                             ELECTION OF DIRECTORS

     The Company's Articles of Incorporation divide the Board of Directors into three classes as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Two of the present directors, J. Alec G. Murray and Daniel M. Sullivan, who were elected for three-year terms expiring at this Annual Meeting,
B. Clyde Preslar who was appointed to the Board in June 1999 to fill the unexpired term (2000) of Ery W. Kehaya who died in November of 1998, and Mark W. Kehaya who was appointed to the Board February 10, 2000 have been nominated for three-year terms expiring at the Annual Meeting in 2003. The two other classes of directors, who were elected for terms expiring at the Annual Meetings in 2001 and 2002, will remain in office.

                INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

     The information that follows as to the principal occupations and directorships and the number of shares of the Company's common stock beneficially owned, directly or indirectly, has been furnished to the Company by such persons.

Name, Age and Year First Became Director          Principal Occupation During Past Five Years
----------------------------------------          -------------------------------------------
                                              Nominees for Terms Expiring in 2003

J. Alec G. Murray - 63, Director 1977             Chairman of the Board since August 1996; previously President/Vice
                                                  Chairman and Chief Executive Officer.

Daniel M. Sullivan - 76, Director 1995            Founder and retired Chief Executive Officer, Frost & Sullivan, Inc.;
                                                  currently Chairman JLM Couture, Inc. and director of four private companies.

B. Clyde Preslar - 45, Director 1999            Vice President - Finance and Chief Financial Officer, Lance, Inc.
                                                  Prior thereto he was Director of Financial Services with Black &
                                                  Decker.

Mark W. Kehaya - 32, Director 2000                Prior to his resignation in February, 2000, he was employed by the Company, serving variously as Finance Director of the Tobacco
                                                  Division, Vice President-Planning, and as General Director of the
                                                  Company's tobacco processing facility in St. Petersburg, Russia.

                                              Directors Continuing in Office Until 2002

Marvin W. Coghill - 66, Director 1974             Chairman - Tobacco Division; prior to April 1994, President of the
                                                  Company.

Robert E. Harrison - 46, Director 1995            President and Chief Executive Officer since August 1996. He was employed in July 1995 as Senior Vice President and Chief Financial
                                                  Officer and retained the latter position until April 1998.

William A. Ziegler - 75, Director 1985            Retired partner, Sullivan & Cromwell, attorneys.

                                              Directors Continuing in Office Until 2001

William S. Barrack, Jr. - 70, Director 1992       Retired Senior Vice President, Texaco Inc. Director, Dominion
                                                  Resources, Inc.

Charles H. Mullen - 72, Director 1995             Retired Chairman and Chief Executive Officer, The American
                                                  Tobacco Company, and retired Vice President, American Brands, Inc.
                                                  A director of Swisher International Group Inc.

William S. Sheridan - 46, Director 1998           Senior Vice President and Chief Financial Officer Sotheby's
                                                  Holdings, Inc. since 1996. Prior thereto he was a partner with
                                                  Deloitte & Touche LLP.
------------------------------------------------------------------------------------------------------------------------------

     There are no family relationships among any of the directors and executive officers except that Mark W. Kehaya is the brother of Ery W. Kehaya II, a Vice President and officer of the Company.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth at June 14, 2000 the common stock owned beneficially, according to advice received by the Company, by each 5% or larger shareholder, by each director, by each of the executive officers listed in the Summary Compensation Table and by all corporate officers and directors as a group :

Name and Address                            Shares Owned                  % of Class
                                            ------------                  ----------
Estate of Ery W. Kehaya                        1,541,666    1                   11.9%
474 Dover Road
Tequesta, FL  33469

FMR Corp.                                      1,258,900                         9.7%
82 Devonshire Street
Boston, MA  02109

Franklin Resources, Inc.                       1,018,972                         7.8%
777 Mariners Island Blvd
San Mateo, CA  94403-7777

Dimensional Fund Advisors, Inc.                  845,610                         6.5%
1299 Ocean Avenue
Santa Monica, CA  90401

Royce & Associates, Inc.                         744,612                         5.7%
1414 Avenue of the Americas
New York, NY  10019

Helga L. Kehaya                                  730,808    2                    5.6%
474 Dover Road
Tequesta, FL  33469

Wellington Management Company, LLP               725,200                         5.6%
75 State Street
Boston, MA  02109

Mark W. Kehaya                                   516,585    3                    4.0%
474 Dover Road
Tequesta, FL  33469

Marvin W. Coghill                                224,789    4                    1.7%
J. Alec G. Murray                                207,371    5                    1.6%
William A. Ziegler                                11,371                            *
Robert E. Harrison                                10,557    6                       *
Henry C. Babb                                      8,174    7                       *
Alfred F. Rehm, Jr.                                6,254    8                       *
Charles H. Mullen                                  5,888                            *
William S. Barrack, Jr.                            5,393    9                       *
Daniel M. Sullivan                                 4,249                            *
William S. Sheridan                                4,118                            *
B. Clyde Preslar                                   2,650                            *
Paul H. Bicque                                     1,542                            *

All Directors and Corporate Officers as a Group1,488,886                        11.4%

------------------------------------------
* Less than one percent.
1 Executors of the estate are Helga L. Kehaya, Mark W. Kehaya and First Union National Bank.
2 Includes 9,463 shares underlying $278,000 principal amount of the Company's 7 1/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share. Mrs. Kehaya is deemed a 10% owner by virtue of her status as an executor of the estate of Ery W. Kehaya.
3 Mark W. Kehaya is deemed a 10% owner by virtue of his status as an executor of the estate of Ery W. Kehaya. Includes 1,830 shares owned by his wife, 2,558 shares owned by his child and 1,175 shares held for Mr. Kehaya's account by the trustee of the Company's 401K Savings Plan.
4 Includes 4,969 shares held for Mr. Coghill's account by the trustee of the Company's 401-K Savings Plan.
5   Includes 11,556 shares owned by Mr. Murray's wife.
6 Includes 1,674 shares held for Mr. Harrison's account by the trustee of the Company's 401-K Savings Plan.
7 Includes 1,339 shares held for Mr. Babb's account by the trustee of the Company's 401-K Savings Plan.
8 Includes 3,150 shares held for Mr. Rehm's account by the trustee of the Company's 401-K Savings Plan.
9   Includes 555 shares owned by Mr. Barrack's wife.


                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "named executive officers") for services in all capacities for the fiscal year ended March 31, 2000.

                                                                                                       Long-Term
                                                     Annual Compensation                             Compensation
                                                     -------------------                             ------------
                                                                                                Restricted     Securities
                                          Fiscal                                 Other Annual      Stock       Underlying
Name and Principal Position                Year         Salary      Bonus       Compensation/1/  Awards/2/       Options
------------------------------------------------------------------------------------------------------------------------
Robert E. Harrison/3/                     2000         $ 385,000   $ 45,236           $  3,200          0               0
  President & Chief Executive             1999           375,000    125,000              3,200     20,776          45,144/5/
  Officer                                 1998           350,000    100,000              3,200     37,083         100,000

Marvin W. Coghill                         2000          $348,840   $ 22,572           $  3,200          0           7,500
  Chairman- Tobacco Division              1999           342,000     55,000              3,200     16,424           6,000
                                          1998           325,000     50,000              3,200     61,145               0

Henry C. Babb/4/                          2000          $232,700   $ 17,396           $  3,200          0           3,000
  VP, Corporate Counsel &                 1999           227,400      8,000              3,200      4,008             600
  Secretary                               1998            75,800          0                  0          0               0

Alfred F. Rehm, Jr                        2000          $204,000   $ 30,781           $  3,200          0           5,000
  President & Chief Operating             1999           200,000     29,000              3,200      7,072           4,000
  Officer - Tobacco Division              1998           140,000     40,000              2,800     25,638               0

Paul H. Bicque                            2000          $193,947   $ 17,455           $      0          0           7,500
  Managing Director - Wool                1999           190,147     19,000                  0      4,360           6,000
  Division                                1998           182,430     18,000                  0     16,118               0

1. Employer contributions under the Company's 401(k) Savings Incentive Plan. Eligible employees in the United States may contribute the lesser of 18% of recognizable compensation or the maximum amount permitted under the Internal Revenue Code. Employee contributions are partially matched with employer contributions in the form of common stock of the Company. Noncash personal benefits for the persons named above did not exceed the lesser of $50,000 or 10% of the cash compensation reported.

2. No restricted stock awards were made in fiscal 2000. Fiscal 1999 awards were based on fiscal 1998 performance and fiscal 1998 awards were based on fiscal 1997 performance. The amounts shown in this column were calculated by multiplying the number of shares issued by the closing market price ($8.00 and $17.50, respectively) of the Company's common stock on the date of issuance. Each recipient of restricted stock has all the rights, including voting and dividends, of other shareholders, subject to certain restrictions and forfeiture provisions.

3. Mr. Harrison was elected President, Chief Executive Officer, and Chief Financial Officer on August 13, 1996; from July, 1995 to August, 1996 he was Senior Vice President and Chief Financial Officer. He relinquished the position of Chief Financial Officer effective April 1, 1998.

4.   Mr. Babb was hired December 1, 1997.

5. Mr. Harrison's original option grant of 100,000 shares was replaced on December 15, 1998 by an option grant to purchase 45,144 shares.

Option Grants During Fiscal Year Ended March 31, 2000

     The following table summarizes all option grants during the year ended March 31, 2000 to the named executive officers:

                                     % of Total                                           Potential Realizable
                        Number of    Options                                                Value at Assumed
                        Shares       Granted to      Exercise                             Annual Rates of Stock
                        Underlying   Employees in    Or Base                             Price Appreciation for
                        Options      Fiscal Year     Price Per     Expiration                 Option Term/2/
Name                    Granted      2000            Share         Date/1/             5%                          10%
----                    -------      ----            -----         -------             --                          ---
Robert E. Harrison      0            -               -             -                   -                           -
Marvin W. Coghill       7500         11%             $5.000        August 10, 2006     $39,375                     $41,250
Henry C. Babb           3000          4%             $5.000        August 10, 2006     $15,750                     $16,500
Alfred F. Rehm, Jr.     5000          7%             $5.000        August 10, 2006     $26,250                     $27,500
Paul H. Bicque          7500         11%             $5.000        August 10, 2006     $39,375                     $41,250

1. The stock option grants shown were made in August 1999 as a part of the Long-Term Incentive component of the Executive Compensation Program and become exercisable in equal annual installments over four years from the date of the grant.

2. The compounding assumes a four-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

          The following table sets forth information concerning holdings as of March 31, 2000, by the named executive officers. No named executive officer exercised options during the fiscal year ended March 31, 2000.

                             Number of Unexercised Options                Value of Unexercised In-the-Money
                                     March 31, 2000                          Options at March 31, 2000/1/
Name                        Exercisable/2/     Unexercisable/2/          Exercisable/2/            Unexercisable/2/
----                        --------------     ----------------          --------------            ----------------
Robert E. Harrison            11,286                 33,858                   $   -0-                   $ -0-
Marvin W. Coghill              1,500                 12,000                   $   -0-                   $ -0-
Henry C. Babb                    150                  3,450                   $   -0-                   $ -0-
Alfred F. Rehm, Jr             1,000                  8,000                   $   -0-                   $ -0-
Paul H. Bicque                 1,500                 12,000                   $   -0-                   $ -0-

1. Calculated by subtracting the exercise price from the closing price of the Company's Common Stock as reported by the New York Stock Exchange on March 31, 2000 and multiplying the difference by the number of shares underlying each option.

2. The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options.

Employment Agreements

          In March 1997, the Company entered into a three-year Employment Agreement with Robert E. Harrison, its President and Chief Executive Officer (and then Chief Financial Officer). The agreement provided for a base salary of $350,000 per year, annual cash bonuses upon achievement of performance goals, as determined by the Compensation

Committee of the Board of Directors of the Company, and other employee benefits. In addition, the agreement, which was ratified by the Board of Directors on April 14, 1997, provided for the grant to Mr. Harrison of nonqualified options to purchase 100,000 shares of Common Stock of the Company at an exercise price equal to the fair market value as of the date of the grant. These options were replaced on December 15, 1998, with an option to purchase 45,144 shares at $8.875 per share, subject to the same vesting provisions as the options granted to other executives. Mr. Harrison's employment agreement is automatically renewable for successive two-year periods after its initial three-year term. The agreement also contains a covenant by Mr. Harrison not to compete with the Company for one year after his termination, except if he is terminated by the Company without cause. The agreement also provides that in the event Mr. Harrison's employment is terminated by the Company without cause, he shall receive termination pay in a lump sum equal to two years' base salary and one year's bonus.

          In December 1997, the Company entered into an Employment Agreement with Henry C. Babb, its Vice President - Public Affairs, Secretary, and General Counsel. The agreement provided for a base salary at that time of $224,000 and eligibility to participate in other employee benefit programs. The agreement also provides that in the event Mr. Babb's employment is terminated without cause by the Company, including or in connection with a change in control, he shall receive termination pay in a lump sum equal to two years' base salary.

          In August 1998, the Company entered into an Employment Agreement with Paul H. Bicque, the Managing Director of its wool division. The agreement provided for a base salary as determined from time to time by the Company's management and eligibility to participate in other employee benefit programs. The agreement also provides for certain severance benefits in the event of a change in control of the Company's wool division; i.e., a lump sum of one half of his then annual base salary in the event of his employment with an acquiring entity, or a lump sum of two times his then annual base salary in the event of his termination of employment without cause by the Company within one year after a change in control of the wool division.

Retirement Plans

          There is a Defined Benefit Pension Plan provided for participating employees in the United States who retire directly from the Company or who terminate service with vested rights. The Company pays the full cost of the Plan. Employees who are at least 21 years old and have been employed for at least one year are covered by the Plan. The right to receive benefits under the Plan is 100% vested after five years of plan membership. The monthly benefit payable upon retirement is based on average compensation for the three highest years multiplied by various factors for each year of service up to 40 years. The definition of compensation includes amounts deferred under the 401(k) Savings Incentive Plan and Pretax Medical Plans, but excludes bonuses and other awards. The benefit normally is computed in the form of a straight-life annuity, or the actuarial equivalent thereof under other options specified in the Plan. In addition, an immediate benefit is provided to the surviving spouse upon death of an active or disabled participant. The maximum annual benefit payable from this Plan is limited by Section 415 of the Internal Revenue Code to $135,000 in calendar 2000 ($130,000 in 1999 and in 1998).

          A nonqualified Supplemental Retirement Plan provides such benefits from the Company's general funds as would otherwise be provided under the above tax-qualified Plan except for Internal Revenue Code limitations on amounts which may be paid out of a tax-qualified Plan.

          The table below shows representative total annual retirement benefits payable to an employee retiring in fiscal 2000 under the above Plans for specified levels of compensation and years of service computed as a straight-life annuity at age 65.

----------------------------------------------------------------------------------------
  Final Average                     Years of Credited Service at Age 65
  Compensation            15          20         25          30          35          40
----------------------------------------------------------------------------------------
          100,000     21,300      28,400     35,500      42,700      48,500      52,300
          150,000     33,700      44,900     56,200      67,400      76,800      82,400
          200,000     46,100      61,400     76,800      92,200     105,000     112,500
          250,000     58,500      77,900     97,400     116,900     133,300     142,600
          300,000     70,800      94,400    118,000     141,700     161,500     172,800
          350,000     83,200     110,900    138,700     166,400     189,800     202,900
          400,000     95,600     127,400    159,300     191,200     218,000     233,000
----------------------------------------------------------------------------------------

          As of March 31, 2000, Messrs. Harrison, Coghill, Babb, Rehm, and Bicque had 4, 42, 2, 21, and 8 years of service, respectively, for pension purposes. The pensionable compensation covered by the US and foreign retirement plans in 2000, 1999, and 1998 for each executive officer listed in the Summary Compensation Table is equal to the "salary" amount shown in the Table. Foreign pension plans use different formulae than the one used in preparing the above table. At March 31, 2000, Mr. Bicque had accrued annual benefits payable at age 65 of $23,599.

Performance Improvement Compensation Plan

     On August 11, 1992, the shareholders of the Company approved the adoption of a Performance Improvement Compensation Plan (the "PICP"), which is administered by the Compensation Committee of the Board of Directors. The PICP allows the granting of a number of different types of equity based compensation vehicles. Awards under the PICP may be made to participants in the form of incentive stock options, nonqualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, and deferred stock. A maximum of 500,000 shares of common stock, plus six percent of any increase in the number of authorized and issued shares of common stock above the number of authorized and outstanding shares as of the date the PICP was adopted, may be issued under the PICP. In May 1997, the Company issued 3,047,500 shares of common stock in a public offering. Therefore, pursuant to the terms of the PICP, the total shares authorized was increased by 182,850. To date there have been grants of restricted stock and nonqualified stock options.

     In fiscal 2000, no restricted stock awards were granted. The restricted stock awards granted in fiscal 1999 vest proportionally over four years, with any unvested portion of the award being subject to forfeiture if a recipient's employment is terminated other than because of death, disability, or retirement after age 62 under certain conditions. The restricted stock awards granted prior to fiscal 1999 are subject to forfeiture for a period of seven years if a recipient's employment is terminated other than for reasons listed previously. The Compensation Committee may also waive the restriction. The recipient of an award may vote the stock and is entitled to receive any declared cash dividends.

     The nonqualified stock option awards granted in fiscal 2000 vest proportionally over four years, with the option expiring seven years from grant date. Conditions are imposed upon the exercisability of options in the event of retirement, death, disability, or other termination of employment as determined by the Compensation Committee.

     The Company is proposing to increase the number of shares of common stock available for issuance under the PICP by 750,000 shares. The proposal is included in this proxy statement. If approved by the shareholders, the total amount of shares of common stock available under the PICP will be 1,432,850.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The committees established by the Board of Directors to assist it in the discharge of its responsibilities are: Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating Committee.

     The Executive Committee consists of J. Alec G. Murray, Marvin W. Coghill and Robert E. Harrison. This committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the last fiscal year, the committee acted on various matters by unanimous written consent.

     The Audit Committee, which met four times during the last fiscal year, consists of William S. Sheridan (Chairman), William S. Barrack, Jr., Charles H. Mullen and B. Clyde Preslar, none of whom have ever been employees of the Company. This committee is primarily concerned with assisting the Board in fulfilling its fiduciary responsibilities relating to accounting policies and auditing and reporting practices, and assuring the independence of the Company's public accountants, the integrity of management and the adequacy of the Company's financial disclosure. Its duties include recommending the selection of independent accountants, reviewing the scope of the audits and the results thereof, and reviewing the organization and scope of the Company's internal systems of financial control and accounting policies. New rules concerning independence, competence and mandated reviews have been adopted by the Audit Committee and the appropriate disclosures will be included as they become effective.

     The Compensation Committee, which met six times during the last fiscal year, consists of Charles H. Mullen (Chairman), William A. Ziegler, Daniel M. Sullivan and William S. Sheridan, none of whom have ever been employees of the Company. This committee is primarily concerned with administering the Company's Performance Improvement Compensation Plan, determining the compensation of executive officers and oversight of the Company's pension plans.

     The Finance Committee, which met five times during the last fiscal year, consists of B. Clyde Preslar (Chairman), Daniel M. Sullivan, William S. Barrack, Jr., Robert E. Harrison, Marvin W. Coghill and William A. Ziegler. Of the current membership on the Committee, only Mr. Harrison and Mr. Coghill are officers of the Company, and there are no interlocking relationships. This Committee is primarily concerned with monitoring the financial condition of the Company; making recommendations regarding financial needs, business planning policies, capital expenditures, dividends, stock repurchases, relations with the financial community, mergers, acquisitions and other major projects; and management structure and policy development.

     The Nominating Committee, which met five times during the last fiscal year, consists of William A. Ziegler (Chairman), Robert E. Harrison, Charles H. Mullen and J. Alec G. Murray. This committee is primarily concerned with recommending to the full Board of Directors candidates for election as director. The Committee will consider candidates recommended by shareholders. Such recommendations should be sent to the Nominating Committee, c/o Henry C. Babb, Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893.

     The Board of Directors held five meetings during the last fiscal year. During that year, each director was present at 75% or more of the meetings of the Board and its committees on which the director served.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by directors and executive officers. To the best of the Company's knowledge and belief, there were no late filings during fiscal 2000.

                            DIRECTORS' COMPENSATION

     As a result of the Company's desire to further improve its governance practices, it, in November, 1998, employed the services of Wm. M. Mercer's Executive Compensation Practices Group to undertake a study both of its governance and of its outside directors' compensation. The Independent Directors' compensation was changed, effective August, 1999, to more closely reflect the competitive compensation and governance practices recommended by Mercer. Directors receive an annual retainer of $18,000 for serving on the Board plus a fee of $1,500 for each meeting of the Board attended and $1,100 for each committee meeting attended. Directors receive restricted stock based on 15% of their annual retainer if the Company's restricted stock plan goals are met, plus an annual grant of 1,000 option shares. A yearly award of deferred stock equal to 50% of annual retainer replaced the Directors' retirement program. In fiscal 2000, a total of 9,900 deferred shares were awarded to non-employee directors. These awards will vest at such time as the director is no longer a member of the Board of Directors.

                         COMPENSATION COMMITTEE REPORT

     The compensation of the executive officers is determined by the Compensation Committee.

Compensation Objectives

     In determining the total compensation of an executive officer the Committee has in mind the necessity of attracting and retaining exceptionally competent employees and motivating them to achieve maximum profitability of the Company. Compensation paid comparable executive officers by competitors is taken into account, along with performance of the Company and the individual and of the activities for which he is responsible.

Compensation Arrangements

     Apart from benefits, which are dealt with in the accompanying tables, an executive officer's total compensation consists of base salary, annual cash incentives, and long-term incentives.

     Base Salary. In determining base salaries for the executive officers, the Committee examines published market survey data from both the wholesale trade and general industry and considers the executive officer's responsibilities, the past and present performance of the Company and the individual, the activities for which he is responsible, and future potential.

     Annual Cash Incentives. On June 11, 1998, the Board of Directors adopted the Annual Cash Incentive Plan pursuant to which executive leadership is rewarded with a performance based cash award for team and personal achievements that lead to business growth and increased shareholder value. Award payouts are measured during the plan year and determined by two components: business results and key performance objectives. The business results component is based on desired financial and operating performance as determined by the Committee. Key performance objectives are based on individual goals established as at the start of each plan year.

     Long-Term Incentives. The long-term incentive arrangements allow executives the opportunity to receive shares of the Company's common stock based on the Performance Improvement Compensation Plan (the "PICP") approved by the shareholders on August 11, 1992. The PICP authorizes the Committee to make effective for designated employees various arrangements based on shares of the Company's common stock.

     On June 14, 1993, the Committee adopted the Restricted Stock Plan (the "RSP") as a means of awarding certain employees, to the extent specified performance objectives are met, restricted shares of the Company's common stock. In doing so, the Committee had in mind not only the objectives generally applicable to the Company's compensation arrangements, but also causing participating employees to own more shares of the Company's stock than might otherwise be the case and to identify more closely with shareholder interests. The Company's executive officers are among those who have been designated as eligible to participate. The RSP calls for awards of restricted stock to be made on the basis of overall Company performance in terms of return on net assets. No awards are made in a year in which return on net assets is not at least equal to a threshold figure that approximates the Company's weighted average cost of capital. The Committee establishes a target return on net assets for the year and the pool that will be available if that target is achieved. Correspondingly more or fewer shares are awarded to the extent the target is exceeded or not achieved. Shares awarded pursuant to the RSP on or after June 10, 1998, vest over a four-year period at the rate of one fourth per year. Shares awarded under the RSP prior to that date remain restricted for seven years, except in the case of specified circumstances. The Committee has the discretion to adjust awards because of changed conditions or for other reasons. No restricted shares were awarded in fiscal 2000 based on fiscal 1999 performance.

     A Nonqualified Stock Option Plan (the "NSOP") was adopted by the Committee on June 10, 1998. The NSOP awards are made to certain executives on the basis of the factors considered in determining their salaries. The NSOP provides a participant the opportunity to purchase shares of the Company's common stock at a fixed price, regardless of the actual stock market price. In fiscal 2000, a total of 71,000 option shares were awarded at an option price equal to the fair market value as of the date of the grant. These grants vest one fourth on the first anniversary of the grant date and an additional one fourth on each of the second, third, and fourth anniversaries of the grant date. Each option expires seven years from its grant date, except as otherwise is provided for in the Rules, Regulations and Procedures of the NSOP or as determined by the Committee.

                    CHIEF EXECUTIVE OFFICER'S COMPENSATION

     In determining Mr. Harrison's base salary and cash bonus in the last fiscal year, the Committee took into consideration primarily the compensation paid to chief executive officers by the Company's principal competition and an appropriate relationship between Mr. Harrison's compensation and those of the executive officers reporting to him.

     Although no executive officer of the Company received compensation in fiscal 2000 in excess of the $1 million deductibility threshold established by
Section 162(m) of the Internal Revenue Code, the Committee will continue to consider the deductibility and performance-based compensation issues raised by
Section 162(m).

     This report has been provided by the Compensation Committee: Charles H. Mullen, Chairman; William S. Sheridan; Daniel M. Sullivan; and, William A. Ziegler.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are currently Charles H. Mullen, Chairman; William S. Sheridan; Daniel M. Sullivan; and, William A. Ziegler. Messrs. Mullen, Sheridan, Sullivan, and Ziegler were not at any time during the fiscal year ended March 31, 2000 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                               PERFORMANCE GRAPH

     The following graph compares total return, including reinvestment of dividends, on the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and a Peer Group Index (PGI) (as defined below) for the last five fiscal years ending March 31, 2000. The comparison assumes a $100 investment on March 31, 1995 in (1) Standard Commercial Common Stock, (2) the Standard & Poor's 500 Index and (3) the PGI, and shows in each case the change in stock price and dividends paid (assuming dividend reinvestment) over the ensuing five years.


                             [GRAPH APPEARS HERE]

NOTE: The past performance shown in the graph above is not necessarily indicative of future performance.

---------------------------------------------------------------------
 FYE March 31      1996       1997       1998      1999      2000
---------------------------------------------------------------------
 Standard          $ 70       $145       $130      $ 40      $ 31
 S&P 500           $132       $158       $234      $278      $327
 Peer Group        $128       $162       $189      $ 92      $ 57
---------------------------------------------------------------------

     The PGI combines the weighted total return, based on the average month-end market capitalization, of the other two leaf tobacco dealers (DIMON Incorporated and Universal Corporation) publicly traded in the United States.

     Anything to the contrary notwithstanding in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report and Performance Graph shall not be incorporated by reference into any such filings nor shall they constitute soliciting material.

                            VOTING RIGHTS AND PROXY

     On June 14, 2000, the Company had outstanding 12,999,012 shares of common stock, all of one class and each share entitled to one vote. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. A proxy may be revoked by the shareholder at any time before it is voted.

     The election of directors and the amendment of the PICP requires a plurality of the votes cast and the appointment of the Company's auditors requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and votes withheld, as well as broker nonvotes will be counted only in determining the presence of a quorum.

     Unless a shareholder specifies otherwise in a proxy, it will be voted FOR the election as director of the four nominees listed under the caption "Election of Directors" herein, FOR the amendment of the PICP and FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001.

            AMENDMENT OF PERFORMANCE IMPROVEMENT COMPENSATION PLAN

     The Standard Commercial Corporation Performance Improvement Compensation Plan (the "PICP") was approved by the shareholders of the Company in 1992. The PICP is an equity-based compensation plan, designed for the benefit of the Company, by enabling it to better attract and retain personnel of exceptional ability. The PICP provides for a variety of different types of equity-based compensation to be awarded to eligible participants under a single plan.

     The company proposes to increase the number of shares of common stock reserved for issuance under the PICP. Currently, 682,850 shares of common stock are available for issuance under the PICP. However, as of May 31, 2000, 352,490 shares were either committed to existing awards under the PICP or had been issued under the PICP, leaving only 330,360 shares available for future issuance.

     The PICP allows the grant of a number of different types of equity-based compensation vehicles. Awards under the PICP may be made to participants in the form of incentive stock options, nonqualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, deferred stock, and other forms of equity-based compensation. The PICP was adopted by the Board of Directors to assist the Company in attracting and retaining personnel of exceptional ability, in motivating such personnel through added incentives to make a maximum contribution to greater profitability, in developing and maintaining a highly competent management team, and in maintaining the Company's competitive position with other companies with respect to executive compensation.

     The Company believes that the 330,360 remaining shares under the PICP are insufficient to accomplish the purposes of the PICP as described above. Equity-based compensation has become an extremely important component of management compensation in businesses world-wide. The Company anticipates that in order to attract and retain qualified individuals, it will need to use the equity compensation envisioned in the PICP. Consequently, the Company is proposing to increase the number of shares reserved for issuance under the PICP by 750,000 shares which would bring the total shares available under the PICP to 1,432,850.

Administration

     The PICP is administered by the Compensation Committee of the Board of Directors of the Company. The Committee has the exclusive right to interpret, construe, and administer the PICP and to select the persons eligible to receive awards under the PICP. The Committee determines the number of stock options, stock rights, shares of stock, or performance shares subject to an award and the form, terms, conditions, and duration of each award.

Securities to be Offered

     If approved by shareholders entitled to vote at the 2000 Annual Meeting, the Company will be authorized to issue 1,432,850 shares of common stock under the PICP. If in the future the number of outstanding shares of common stock increases, other than an increase due to awards under the PICP or any other similar plan, then six percent of any such increase will be added to the 1,432,850 shares of common stock otherwise available for issuance under the PICP. Such amount may also be increased by proportionate and equitable adjustments to be made by the Committee upon a reorganization, recapitalization, stock split-up, stock dividend, merger, consolidation, sale of assets, or certain similar events affecting the Company. The common stock subject to an award under the PICP will be made available from the authorized and unissued shares of common stock of the Company.

Eligible Participants

     Eligible participants under the PICP include any employees of the Company as determined by the Committee. Other personnel, including directors, may also be eligible for awards under the PICP. The Company estimates that currently approximately 165 employees participate in the PICP. The Committee has the exclusive right to select the persons who are eligible to receive awards under the PICP.

Types of Awards

     The Committee is provided broad discretion to determine the terms and conditions of the various types of awards under the PICP. The various forms of awards that may be made to participants under the PICP are described below.

     Incentive Stock Options. The Company may grant tax-favored incentive stock options ("ISOs") to eligible participants under the PICP at such time or times as determined by the Committee until August 11, 2002, subject to certain conditions. The exercise price of an ISO may not be less than 100% of the fair market value of the common stock at the date of grant. An ISO and the related stock right, if any, granted under the PICP must be exercised in whole or in part from time to time within 10 years from the date of grant, or such shorter period as specified by the Committee in the award agreement. Upon a termination of employment of the optionee with the Company, the period of time during which in ISO or related stock right remains exercisable will be restricted. The aggregate fair market value of the shares of common stock with respect to which ISOs are first exercisable during a calendar year by an eligible participant may not exceed $100,000. Under certain circumstances, the amount of an option granted in excess of the foregoing limitation will be treated as a nonqualified stock option. ISOs may not be granted under the PICP to any eligible participant who, at the time of the option grant, owns stock possessing more than 10% of the voting power of the Company. Subject to the limitation on the maximum number of shares of common stock that may be issuable pursuant to the PICP, the maximum number of shares of common stock that may be subject to ISO awards under the PICP cannot exceed 375,000 shares.

     Nonqualified Stock Options. The Company may also grant nonqualified stock options ("NQSOs") to eligible participants under the PICP to purchase shares of common stock at such time or times as determined by the Committee. The exercise price of an NQSO will be as established by the Committee in the agreement evidencing the award. Such exercise price may be less than 100% of the fair market value at the time of grant. An NQSO and the related stock right, if any, granted under the PICP will be exercisable in full or in part from time to time as specified by the Committee or in the award agreement. Upon termination of employment, the period of time during which the NQSO and any related stock right may be exercisable will be restricted. An NQSO may also be subject to such other terms and conditions, not inconsistent with the PICP, as determined by the Committee and specified in the award agreement.

     Stock Appreciation Rights. The Company may grant a stock appreciation right (an "SAR") to an eligible participant under the PICP either in connection with in ISO or an NQSO or independent of any related stock option. An SAR is a stock right that provides for an amount payable in shares of stock and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share of common stock on the date the stock right is exercised over the price at which a participant could exercise a related stock option to purchase the share of common stock. Any SAR granted under the PICP in conjunction with a stock option will be subject to the same terms and conditions as the related stock option, including limits on transferability, and will be exercisable only to the extent the stock option is exercisable. If the related stock option terminates or lapses, the SAR will also terminate or lapse. Upon exercise of an SAR, the number of shares of common stock subject to exercise under any related stock option will be reduced automatically by the number of shares of common stock represented by the related stock option, or portion thereof, that is surrendered. The Committee is also empowered under the PICP, in its sole discretion, to grant limited stock appreciation rights ("Limited SARs"), which will become exercisable only upon a change in control and/or a potential change in control of the Company, as defined in the PICP, and may be settled only in cash. See "Effect of Change in Control" below.

     Incidents of Stock Options and Stock Rights. Each stock option (ISO or
NQSO) and stock right (SAR or Limited SAR) granted under the PICP will be subject to such terms and conditions, including employment requirements, not inconsistent with the PICP, as may be determined by the Committee. A stock option or stock right under the PICP will not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by the participant or his or her guardian or legal representative. The purchase price for shares of common stock upon exercise of a stock option under the PICP will be payable in such amounts, at such times, and upon such terms as will be determined by the Committee, subject to any limitations set forth in the award agreement. The Committee may establish payment terms for the exercise of stock options that permit the participant to deliver shares of common stock with a fair market value equal to the stock option exercise price as payment upon exercise of a stock option. No cash dividends will be paid on shares of common stock subject to unexercised stock options under the PICP. The Committee, however, may, in its sole discretion, provide for the payment of "divided equivalents" on shares of common stock subject to an exercisable stock option under the PICP. The Committee may also, in its discretion, authorize payment of "interest equivalents" on dividend equivalents under the PICP.

     Restricted Stock. Restricted stock awards my be made to participants under the PICP as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. A restricted stock award will be an award of common stock issued with the restriction that the holder may not sell, transfer, pledge, or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose, including without limitation, a restriction on the right to vote such shares to the extent, if any, such shares possess voting rights and the right to receive cash dividends. In addition to determining the applicable restrictions on restricted stock, which may include service or performance restrictions, the Committee may also in its discretion determine the purchase price, if any, to be paid for such restricted stock, the length of time during which the restrictions will apply, and whether dividends and other distributions on the restricted stock will be paid currently to the participant or paid to the Company for the account of the participant. Upon termination of employment of a participant with the Company prior to the lapse of restrictions, all shares of restricted stock then held by the participant will be forfeited, unless otherwise provided in the award agreement or determined by the Committee.

     Deferred Stock. The PICP also empowers the Company to issue shares of deferred stock to eligible participants. The Committee is empowered to determine the individuals to whom, and the time or times at which, awards of deferred stock may be made, the number of shares to be awarded, the price, if any, to be paid for the deferred stock, the time or times within which such awards may be subject to forfeiture, whether shares of deferred stock will accrue cash dividend equivalents, and all other conditions of the deferred stock awards. The Committee may also condition awards of deferred stock upon the attainment of specified performance goals or such other factors or criteria as the Committee may determine. Deferred stock awards generally may not be sold, transferred, pledged, assigned, or otherwise encumbered during the deferral period, as specified by the Committee. Upon the expiration of the deferral period, certificates for shares of common stock will be delivered to the participant representing the number of shares of common stock covered by the deferred stock award. Upon termination of employment of a recipient of a deferred stock award with the Company, the deferred stock covered by an award will be forfeited by the participant, unless otherwise provided in the PICP or the applicable award agreement.

     Stock Awards. The Company may grant an award of common stock to eligible participants under the PICP in payment of compensation that has been earned or as compensation to be earned, including without limitation, compensation awarded concurrently with or prior to the grant of the stock award. Shares of common stock subject to a stock award may be issued to the participant at the time the award is granted, or at any time subsequent thereto, or in installments from time to time, as determined by the Committee. A stock award will be subject to such terms and conditions, including without limitations, restrictions on the sale or other disposition of the stock award or the shares of common stock issued pursuant thereto, as determined by the Committee.

     Performance Shares. Awards of performance shares may be made to eligible participants under the PICP as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. A performance share under the PICP will be an award of a unit valued by reference to a designated number of shares of common stock, which value may be paid to the participant by the delivery of such cash or common stock, or any combination thereof, as determined by the Committee, upon achievement of such performance objectives during the applicable performance period as the Committee may establish at the time of the award grant or thereafter. The Committee in its sole discretion may determine the participants to whom awards of performance shares will be made, the performance period, and/or the performance objectives applicable to such awards, the form of settlement of a performance share, and any other terms and conditions of such awards.

     Other Stock-Based Awards. The PICP also authorizes the grant of other awards that are valued in whole or in part by reference to, or otherwise based on, common stock. These other stock-based awards will include without limitation convertible preferred stock, convertible debentures, exchangeable securities, phantom stock, and stock-award options valued by reference to book value or performance. The Committee in its sole discretion is empowered to determine the participants eligible to receive other stock-based awards, the time or times at which such awards may be made, the number of shares of common stock subject to such awards, and all other terms and conditions of such awards. Shares of common stock subject to other stock-based awards may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

Effects of Change in Control

     The Committee is granted broad discretion under the PICP to deal with awards under the PICP in the event of a change in control or a potential change in control of the Company, as defined in the PICP. Under such circumstances, the Committee will be authorized to take such action as it determines to be necessary or advisable, and fair and equitable to participants, with respect to awards under the PICP. The Committee's action may include without limitation, establishing, amending, or waiving the forms, terms, conditions and duration of an award and the award agreement, so as to provide for earlier, later, extended, or additional times for exercise or payment, differing methods for calculating payment, alternate forms and amounts of payment, and accelerated release of restrictions, or other modifications, all as more fully described in the PICP.

     The PICP also allows the Committee in its sole discretion to grant Limited SARs, which become exercisable only in the event of a change in control and/or a potential change in control of the Company, subject to such terms and conditions as the Committee, in its sole discretion, may specify. Limited SARs will be settled solely in cash. A Limited SAR will entitle the holder of the related stock option to surrender such stock option, or any portion thereof, to the extent unexercised, and to receive a cash payment equal to the difference between the SAR fair market value, at the date of surrender, of a share of common stock for which the surrendered stock option or portion thereof is then exercisable, and the price at which a participant could exercise a related stock option to purchase the share of common stock. For these purposes, the "SAR fair market value" means a value established by the Committee for the exercise of an SAR or Limited SAR.

Amendment and Termination

     If approved by shareholders, the PICP will continue in effect until terminated by the Company as provided in the PICP. The Company may also amend the PICP. Generally, no amendment to the PICP may be made without approval by the Company's shareholders entitled to vote that would make certain changes, including altering the group of persons eligible to participate in the PICP, increasing the maximum number of shares of common stock available for awards under the PICP, except as otherwise provided thereunder, limiting or restricting the powers of the Committee in administering the PICP, making certain changes with respect to ISOs under the PICP, or materially increasing the benefits accruing to participants under the PICP. No amendment to or discontinuation of the PICP or any provision thereof may adversely affect any award previously granted to a participant under the PICP, without the written consent of such participant.

Federal Income Tax Consequences

     The following is a summary of the federal income tax treatment under the Internal Revenue Code of 1986, as amended, of stock options, stock rights, and other stock awards under the PICP. The federal income tax laws pertaining to the PICP are highly technical, and such laws are subject to change at any time. Some variations on the federal income tax consequences described below may occur with respect to participation by persons subject to Section 16(b) of the Securities Exchange Act. The following summary is not intended to be exhaustive and does not discuss any foreign, state or local taxes that may be associated with participation under the PICP.

     Qualified Options. In general, no taxable income will be recognized by an optionee, and no tax deduction will be allowed to the Company, upon the grant or exercise of an ISO. The difference between the option price and the fair market value of the shares upon exercise, however, will be a preference item subject to the federal alternative minimum tax. If the optionee makes a "disqualifying disposition" of the shares of common stock acquired through the exercise of an ISO before the later to occur of (1) two years from the date of the grant of the ISO or (2) one year after the date of the transfer of the shares to him (the "Holding Period"), the optionee must include as ordinary income the gain realized on that disposition to the extent of the lesser of (1) the fair market value of the common stock on the date of exercise of the ISO minus the option price or (2) the amount realized on the disposition minus the option price. Upon the occurrence of a "disqualifying disposition", the Company will be entitled to deduct, as compensation paid, the amount so included as ordinary income by the optionee. If the optionee has held the shares for the requisite Holding Period prior to the disposition, the optionee will be taxed according to the rules of sales and exchanges generally, and the Company will not be entitled to a tax deduction by reason of the disposition. An optionee exercises an option under the PICP may be allowed to pay for his or her shares with cash or with shares of common stock, including shares acquired in a prior ISO exercise. Generally, such payment would not give rise to recognition by the optionee of a gain or loss. If, however, an optionee exercises an option and pays for the shares upon exercise with shares that the optionee acquired in a prior ISO exercise but has not held for the requisite Holding Period, the optionee will be taxed on the disposition of the shares acquired in the prior ISO exercise as if a "disqualifying disposition" of those shares had occurred.

     Nonqualified Options. An optionee granted an NQSO realizes no taxable income upon receipt of the NQSO, but is deemed to have realized ordinary taxable income equal to the excess of the fair market value of the stock acquired at the time of exercise of the NQSO, over the option price paid, unless at the time of exercise the stock remains subject to a "substantial risk of forfeiture" as defined in Section 83 of the Code. Whether an optionee who exercises an NQSO under the PICP will acquire the stock subject to such risk will depend upon the terms of the NQSO award as determined by the Committee and set forth in the agreement evidencing the award. For a discussion of the income tax treatment when a participant acquires common stock subject to a "substantial risk of forfeiture," see "Restricted Stock" below. The Company is required for federal income tax purposes to withhold tax on the amount of income realized by the optionee in the transaction. In general, when an NQSO is exercised by the exchange of previously acquired stock, the optionee receives a tax-free exchange and basis carryover for old shares for an equivalent number of new shares. The basis for any additional shares will equal the sum of the amount included in gross income by reason of the exercise of the NQSO, plus any amount of cash paid by the optionee upon the exercise of the NQSO. The Company will be entitled to a deduction for federal income tax purposes in the year the optionee must report the income in an amount equal to the ordinary income realized by the optionee as a result of exercise of his NQSO.

     Stock Rights. The grant of a stock right to a participant under the PICP will not require recognition of taxable income. Upon the exercise of a stock right, however, payments received by the participant will be included in that participant's income as compensation in that year. If payment is made in cash, that amount of cash must be recognized as income. If the stock right is paid in common stock, income will be recognized in the amount of the fair market value of the common stock. The Company will be entitled to a deduction for compensation in an equal amount, to be recognized in its taxable year in which the participant's taxable year of income inclusion ends.

     Restricted Stock. A recipient of restricted stock, or any other stock award under the PICP that is subject to a "substantial risk of forfeiture," generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) within 30 days of the date of transfer of the shares will have ordinary taxable income on the date of transfer of the shares equal to the excess of the fair market value of such shares, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock, or other stock award. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the restricted stock or other stock award.

     Deferred Stock. The recipient of a deferred stock award under the PICP will generally be subject to tax at ordinary income rates on the fair market value of the deferred unrestricted stock on the date that such stock is transferred to the participant under the award. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the deferred stock.

     Stock Awards. Unrestricted awards of common stock will be taxable to the participant and deductible by the Company at the time of the award in an amount equal to the fair market value of the shares at that time. If the shares are subject to forfeitability and nontransferability restrictions, the federal income tax consequences will be as described under "Restricted Stock" above. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the stock award.

     Performance Shares. A participant granted an award of performance shares will not recognize income at the time of grant but generally will recognize ordinary income when the award is settled, either at the conclusion of the performance period or at the end of the deferral period elected by a participant. The amount of ordinary income recognized will be equal to the sum of the cash received, if any, plus the then fair market value of the shares of common stock received. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the performance share award.

Payments Upon Change in Control

     The PICP authorizes the acceleration of payment of awards and related shares of common stock in the event of a change in control or potential change in control of the Company, as defined in the PICP. Such acceleration of payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the Company.

Required Vote and Recommendation

     The approval of the amendment to the PICP requires the affirmative vote of a majority of the shares of the Company's Common Stock present and voting at the annual meeting. A copy of the plan document may be obtained from the Secretary of the Company.

THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT TO THE PERFORMANCE INCENTIVE COMPENSATION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING "FOR" THE APPROVAL OF THE AMENDMENTS AND THE RESERVATION OF AN ADDITIONAL 750,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP audited the financial statements of the Company in 2000 and, subject to shareholder ratification, the Board of Directors has reappointed this firm as the Company's Independent Public Accountants for fiscal 2001. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, and will have an opportunity to respond to questions relating to their audit of the Company's financial statements and to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company before February 25, 2001. To be included, all such proposals must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule. In addition, the Company's Bylaws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director.

SOLICITATION OF PROXIES

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies in person or by telephone.

     At the time of mailing this Proxy Statement, the management is not aware of any matters not referred to herein to be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

                                                     /s/ Henry C. Babb


                                                         Henry C. Babb
June 26, 2000                                            Secretary

            [LOGO OF STANDARD COMMERCIAL CORPORATION APPEARS HERE]

                        STANDARD COMMERCIAL CORPORATION



                        Annual Meeting of  Shareholders

                               Hardy Alumni Hall
                         400 Atlantic Christian Drive
                                Barton College
                            Wilson, North Carolina

                                August 8, 2000
                                  12:00 Noon


Shareholders are invited to a luncheon immediately following the Annual Meeting. If you plan to attend, please complete and return the enclosed card directly to the Company or telephone Carol Whitehead at 252-291-5507, Extension 259. If you need directions to Barton College please contact Mrs. Whitehead.






                            .FOLD AND DETACH HERE.
 ...............................................................................


                            SHAREHOLDER RECORD DATA
________________________________________________________________________________

                          (Continued from other side)

A MAJORITY OF SAID PROXIES OR THEIR SUBSTITUTES
WHO SHALL BE PRESENT AND ACT, OR IF ONLY ONE
SHALL BE PRESENT AND ACT, THEN THAT ONE SHALL
HAVE AND MAY EXERCISE ALL THE POWERS OF
SAID PROXIES HEREUNDER.

                                               Dated______________________ ,2000

                                               _________________________________

                                               _________________________________
                                                         [Signature(s)]

                                               _________________________________

                                               Please date and sign as name(s)
                                               appear hereon. When shares are
                                               held by joint tenants, both
                                               should sign. When signing on
                                               behalf of a corporation,
                                               partnership, estate, trust or
                                               other shareholder, state your
                                               capacity or otherwise indicate
                                               that you are authorized to sign.

  PLEASE COMPLETE, SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE.

                            .FOLD AND DETACH HERE.
 ................................................................................

                        STANDARD COMMERCIAL CORPORATION
              Proxy solicited on behalf of the Board of Directors

  The undersigned hereby appoints Henry C. Babb and Keith H. Merrick proxies, each with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of STANDARD COMMERCIAL CORPORATION to be held at Hardy Alumni Hall, Barton College in Wilson, North Carolina, on August 8, 2000 and at any adjournments thereof.

  (1) ELECTION OF DIRECTORS:            [_] FOR all nominees listed below            [_] VOTE WITHHOLD

      (INSTRUCTION: To withhold vote for individual nominee(s), strike a line through the name(s) in the list below.)

      Three-year terms expiring in 2003: J. Alec G. Murray, Daniel M. Sullivan,
      B. Clyde Preslar and Mark W. Kehaya

  (2) Amend the Performance Improvement Compensation Plan to increase authorized shares by 750,000.

                 [_] FOR                [_] AGAINST                [_] ABSTAIN

  (3) Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001.

                 [_] FOR                [_] AGAINST                [_] ABSTAIN

  (4) In the discretion of such proxies, upon such other business as may properly come before the meeting.

                (Continued, and to be signed on the other side)